Exhibit 4.34

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*****”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

SUBCONTRACT

Section A – Subcontract Form

Subcontract between:	Subcontract No: 200-2002-00012(CBL)
Acambis, Inc.	Prime Contracts Nos: 200-2002-00004 &
38 Sidney Street	200-2000-00001
Cambridge, MA 02139	Contractual Officer: [ **** ]
Program Officer: [ **** ]

AND

Chesapeake Biological Laboratories, Inc.
1111 S. Paca Street
Baltimore, MD 21230-2591

     This Subcontract is entered into effective this 30th day of April, 2002, between Acambis, Inc., 38 Sidney Street, Cambridge, MA 02139 (hereinafter “Buyer”) and Chesapeake Biological Laboratories, Inc. (hereinafter “Manufacturer”).

     In consideration of the mutual promises, covenants and agreements set forth herein, the parties agree that the Manufacturer shall furnish and deliver to the Buyer all the supplies and perform all the services set forth in this Subcontract, for the consideration stated herein. The rights and obligations of the parties to this Subcontract shall be subject to and governed by this Subcontract and other documents attached hereto or explicitly referenced herein.

     This Subcontract sets forth the entire agreement of the parties and supersedes any and all prior agreements of the parties, whether oral or written, concerning the subject matter hereof. Neither party relied on any representations, whether oral or written, in entering into this Subcontract that are not incorporated into this Subcontract.

     This Subcontract shall not be varied or changed in its terms or conditions by any oral agreement or representation. This Subcontract may be modified only by a written instrument properly executed by one with authority on or after the date hereof.

     The article titles used herein are for convenience only and shall in no way be construed as part of this Subcontract, or as an indication of the meaning of a particular section.

     IN WITNESS WHEREOF, the parties hereto have executed this Subcontract to be effective as of the day and year first above written.

ACAMBIS INC.		CHESAPEAKE BIOLOGICAL LABORATORIES INC.

By:		By:

Name:	[ **** ]	Name:	[ **** ]
Title:	[ **** ]	Title:	[ **** ]
Date:	May 1, 2002	Date:	4/29/02

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

Section B — Supplies Or Services and Prices/Costs

B.1	SUBCONTRACT LINE ITEM 0001A
Vaccine for Use as an Investigational New Drug (“IND”)
US Government ACAM 2000 Program

Description	Firm Fixed Price	Quantity	Total Amount

Fill, Lyophilize,	See Table 1	[ **** ]	[ **** ]
Finish and Perform	vials
Specified Quality Control
Tests For Vaccinia (ACAM2000)
IND Vaccine as Described
In the Vaccine Statement of Work

SUBCONTRACT LINE ITEM 0001B
Change-over of Manufacturing Facilities

Description	Firm Fixed Price	Quantity

Perform All Activities	*NSP	1
Required to Clean Up
Facility After Filling
ACAM 2000

* The change-over fee for Item 0001B is included in the “per vial” price for Item 0001A.

B.2	SUBCONTRACT LINE ITEM 0002
Manufacturing Time to Fill, Lyophilize, and Finish Vaccinia IND Vaccine(s)

Description	Firm Fixed Price	Quantity	Total Amount

Manufacturing Time	See Paragraphs	[ **** ]	[ **** ]
to Fill, Lyophilize,	B.2(a) & (b)
Finish and Perform	below
Specified Quality Control
Tests For Vaccinia IND
Vaccine as Described
In the Vaccine Statement of Work

(a)	For manufacturing time utilized to fill and finish ACAM 1000 vaccine under Item 0002, the price shall be [ **** ] per vial (utilization of Item 0002 for filling and finishing ACAM 1000 vaccine is subject to Government approval).

(b)	For manufacturing time utilized to fill and finish ACAM 2000 vaccine under Item 0002, the price shall be as set forth in Table 1 below.

(c)	See Section H.4 regarding guaranteed payment terms.

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

Table 1

Price per Vials
For Items	Cumulative Number of Vials of ACAM 2000 Ordered by Buyer
0001 & 0002	Under Items 0001A & 0002

[ **** ]	[ **** ]
[ **** ]	[ **** ]
[ **** ]	[ **** ]
[ **** ]	[ **** ]
[ **** ]	[ **** ]

B.3	SUBCONTRACT LINE ITEM 0003A (Indefinite Delivery/Indefinite Quantity)
Change-over of Manufacturing Facilities After Filling ACAM 1000

		Estimated	Estimated
Description	Firm Fixed Price	Quantity	Total Amount

Perform All Activities	[ **** ]	[ **** ]	[ **** ]
Required to Clean Up
Facility After Filling
ACAM 1000 Vaccine
Under Item 0002

(a)	Order of change-over under Item 0003A is subject to Government approval.

(b)	See Section G.2 for ordering provisions.

SUBCONTRACT LINE ITEM 0003B (Indefinite Delivery/Indefinite Quantity) Change-over of Manufacturing Facilities After Filling ACAM 2000

		Estimated	Estimated
Description	Firm Fixed Price	Quantity	Total Amount

Perform all Activities	[ **** ]	[ **** ]	[ **** ]
Required to Clean Up
Facility After Filling
ACAM 2000 Vaccine
Under Item 0002

(a)	See Section G.2 for ordering provisions

B.4	SUBCONTRACT LINE ITEM 0004A (Indefinite Delivery/Indefinite Quantity)
Diluent to Accompany ACAM 1000 IND Vaccine

		Estimated	Estimated
Description	Firm Fixed Price	Quantity	Total Amount

Manufacture, Fill,	[ **** ]	[ **** ]	[ **** ]
Finish, and Perform
Quality Control Tests
for Diluent as Described
in the Diluent Statement of Work

(a)	Orders under Item 0004A are subject to Government approval.

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

(b)	See Section G.2 for ordering provisions.

SUBCONTRACT LINE ITEM 0004B (Indefinite Delivery/Indefinite Quantity)
Diluent to Accompany ACAM 2000 IND Vaccine

		Estimated	Estimated
Description	Firm Fixed Price	Quantity	Total Amount

Manufacture, Fill,	[ **** ]	[ **** ]	[ **** ]
Finish, and Perform
Quality Control Tests
For Diluent as Described
In the diluent Statement of Work

(a)	See Section G.2 for ordering provisions.

B.5	SUBCONTRACT LINE ITEM 0005A (Indefinite Delivery/Indefinite Quantity)
Approved Vaccine (after receipt of Biologics License)

Description Firm	Fixed Price	Quantity	Total Amount

Fill, Lyophilize,	$ [per vial price	(As Ordered)	(As Ordered)
Finish and Perform	to be mutually
Specified Quality Control	agreed to prior
Tests For Licensed ACAM	to issuance of
1000 or 2000 Vaccine as	any order]
Described In Statement of
Work

(a)	The estimated quantity is [ **** ] vials of vaccine. This is Buyer’s current best estimate of the quantities that may be ordered. The actual amounts ordered may be more or less.

(b)	See Section G.2 for ordering provisions.

SUBCONTRACT LINE ITEM 0005B (Indefinite Delivery/Indefinite Quantity)
Change-over of Manufacturing Facilities (After Manufacture of 0005A Orders)

Description	Firm Fixed Price	Quantity	Total Amount

Perform All Activities	$[to be mutually	(As Ordered)	(As Ordered)
Required to Clean Up	agreed to prior to
Facility After Filling	issuance of any
ACAM 1000 or 2000	order]

(a)	The estimated quantity is 2 change-overs. This is Buyer’s current best estimate of the quantities that may be ordered. The actual amounts ordered may be more or less.

(b)	See Section G.2 for ordering provisions

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

B.6	SUBCONTRACT LINE ITEM 0006 (Indefinite Delivery/Indefinite Quantity)
Diluent to Accompany Approved Vaccinia Vaccine(s)
(after receipt of Biologics License)

Description	Firm Fixed Price	Quantity	Total Amount

Manufacture, Fill,	$[per vial price	(As ordered)	(As ordered)
Finish, and Perform	to be mutually
Quality Control Tests	agreed to prior
For Diluent as Described	to issuance of
In Statement of Work	any order]

(a)	Estimated Quantity — The estimated quantity is [ **** ] vials of diluent. This is Buyer’s current best estimate, but the number ordered may be more or less.

(b)	See Section G.2 for ordering provisions.

B.7	SUBCONTRACT LINE ITEM 0007

Description	Price

Data for Assembly	Not separately
and Filing of the BLA	Priced

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

Section C — Description/Specification/Work Statement

C.1	BACKGROUND

The United States Government has recognized the need to maintain a stockpile of smallpox vaccine to deal with the consequences if smallpox virus were used as a terrorist weapon against the civilian population. The Department of Health and Human Services (DHHS), Centers for Disease Control and Prevention (CDC), National Center for Infectious Diseases (NCID), has awarded Acambis Inc. a contract (Prime Contract 200-2002-00004) to develop, license, and manufacture a stockpile (estimated 155 million doses) of a new vaccine (ACAM 2000) within the shortest time possible. DHHS/CDC has also awarded Acambis Inc. a contract (Prime Contract 200-2001-00001) to develop, license, and manufacture a stockpile of approximately 54 million doses of a new vaccine (ACAM 1000) as soon as possible.

C.2	PURPOSE

The purpose of this Subcontract is to assist the Manufacturer in providing a stockpile of smallpox vaccines in the shortest timeframe possible to be used in case of a public health emergency and maintain current Good Manufacturing Practices (cGMP) capacity for the production of the smallpox vaccine for the life of the Subcontract.

C.3	SCOPE OF WORK:

The Manufacturer, as an independent organization and not as an agent of the Buyer, shall furnish all labor, materials, supplies, facilities, equipment, transportation and travel required to: (1) fill, lyophilize, and finish Vaccinia vaccine produced in bulk by Manufacturer and perform certain quality control tests on such vaccine; (2) manufacture, fill, and finish diluent and perform certain quality control tests on such diluent; and (3) provide documentation and records to assist Buyer in submitting a Biologics License Application (“BLA”). All activities shall be done in accordance with cGMP.

C.4	SPECIFIC TECHNICAL REQUIREMENTS

a. The Manufacturer shall perform these Subcontract tasks in accordance with the Statements of Work (“SOW”) attached hereto at Section J, Attachment A:

b. Shipping. See F.1 and F.4. for Shipping/Delivery requirements.

C.5	EMERGENCY CONTACTS

The Manufacturer shall provide a point of contact that will be available 24 hours per day, seven days per week.

C.6	REPORTING REQUIREMENTS

The Manufacturer shall submit Monthly and Quarterly Progress Reports. The progress Reports shall include the information listed below that is applicable for the performance period during the period being reported. The Manufacturer shall submit one copy of each Progress Report electronically via e-mail. Any attachments to the e-mail report shall be submitted in Microsoft Word.

1.	Monthly Reports

a.	Listing of all manufacturing events during the preceding month, showing start dates, expected end dates, number of vials of vaccine and diluent produced, inventoried,

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

and shipped/picked-up. An explanation of any problems encountered, delays, and recommendations will be provided. An appendix shall also be provided setting forth the full technical specifications for each manufacturing event initiated during the month; and
b.	Listing of all quality control testing begun and/or completed during the preceding month, showing start dates, expected end dates, and results of such tests for both vaccine and diluent.

2.	Quarterly Reports

a.	Listing of all manufacturing events anticipated during the next quarter;
b.	FDA inspections and consultation results or recommendation; and
c.	Security assessment, problems and recommendations.

3.	See Section F, Paragraph F.1 for additional reports and data requirements.

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

Section D — Packaging and Marking

(a)	Packaging shall conform to instructions provided by Buyer through the Buyer’s validated packaging and shipping protocol to ensure acceptance by common carrier or Buyer’s designee for safe delivery to destination.

(b)	All shipping/mailing containers shall be marked showing the Subcontract Number and Contract Number and shall be marked clearly as refrigerated and/or frozen items (as required).

(c)	Exterior of shipping containers of ACAM 1000 vaccine delivered under Item 0002 and ITEM 004A diluent shall be marked [ **** ].

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

Section E – Inspection, Quality Assurance, and Acceptance

     The following FAR clauses are incorporated herein by reference. References to the “Government” shall be deemed to refer to the Buyer as described in Section I.1.

FAR SOURCE	TITLE AND DATE
52.246-4	Inspection of Services-Fixed Price (Aug 1996)
52.246-2	Inspection of Supplies-Fixed Price (Aug 1996)
52.246-16	Responsibility for Supplies (Apr 1984)

E.1	INSPECTION, QUALITY ASSURANCE, AND ACCEPTANCE

(a)	Inspection and acceptance of the articles, services, and documentation called for herein shall be accomplished by the Contractual Officer, or his duly authorized representative (who for the purposes of this Subcontract shall be the Program Officer) at the destination of the articles, services or documentation.

(b)	Each order tendered for acceptance shall include a Certificate of Conformance (See Section J, Attachment F), properly executed by the Manufacturer. A copy of the Certificate of Conformance shall also be included with Manufacturer’s invoice following Buyer’s inspection and acceptance of each order.

(c)	On site inspections of the physical plant may be conducted by the Buyer, the Government and/or their duly authorized representatives and other designated technical experts. Plant inspection, at a minimum, will include Device Master Records, document control procedures, facilities, personnel training records, equipment process procedures, and Quality Assurance Program reviews. Further, the on site representative(s), if designated, will perform the inspection and acceptance of articles, services and documentation contained in (a) above.

(d)	In addition to the inspections discussed above, Buyer may conduct one full-scale GMP audit per year. Buyer may conduct additional full-scale GMP audits if the parties mutually agree or in the instance of a product failure, deviations from acceptable production practices, or any other occurrence that calls the product’s quality or integrity into question.

(e)	Manufacturer agrees to provide and maintain a quality control system acceptable to Buyer and the Government and to provide access to Manufacturer’s facilities at all reasonable times for surveillance periodically by Buyer and authorized representatives of the Government. Manufacturer agrees to include, and to require its subcontractors to include, the substance of this paragraph, including this sentence, in each of its subcontracts under this Subcontract.

E.2	RESEARCH RECORDS, INSPECTION AND CONSULTATION

(a)	The Manufacturer agrees to maintain books, records, and supporting documentation in such detail as will properly reflect all work done and results achieved in the performance of this Subcontract, and agrees to retain and preserve the same, together with all research notes, charts, graphs, comments, computations, analysis, and other graphic or written data generated in connection with performance hereunder and agrees to permit the Contractual Officer or his authorized representatives to examine and review the same at all reasonable times during said period. Buyer shall have the right to copy such

ACAMBIS CONFIDENTIAL — PROPRIETARY INFORMATION

documentation at Manufacturer’s facility and to retain such copies for Buyer’s records. Additionally, Manufacturer shall not destroy or dispose of such documents; but shall furnish the originals and existing copies of such documentation to Acambis Inc. upon Subcontract completion.

(b)	The Contractual Officer or any of his authorized representatives shall have the right to inspect the work of the Manufacturer and subcontractors, if any, and the plant, floor plans, equipment validation, and any other production information necessary to ensure the safety, purity, and potency of the product, including laboratories, shops, offices, or other premises where the work is being performed. The Manufacturer shall provide and shall require his subcontractors to provide all reasonable facilities and assistance for the safety and convenience of such representatives in the performance of their duties. Personnel engaged in the performance of the Subcontract shall be available at all reasonable times for consultation with such representatives. All inspections and review shall be performed in such a manner as will not unduly delay or interfere with the work.

(c)	Additionally, the Manufacturer shall inform the Buyer, in writing, of any deviations, complaints, and adverse events, as well as the results of all tests and investigations regarding or possibly impacting the product. Manufacturer shall also inform Buyer of any proposed changes to Manufacturer’s production and facilities used in support of this Subcontract prior to implementation (including introduction of new products or clinical material processing operations within the Manufacturer’s viral manufacturing facility) (see, e.g., 21 CFR 601.12).

`

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

Section F – Deliveries or Performance

          The following FAR clauses are incorporated herein by reference. References to the “Government” shall be deemed to refer to the Buyer as described in Section I.1.

FAR SOURCE	TITLE AND DATE
52.242-15	Stop Work Order (Aug 1989)
52.242-17	Government Delay of Work (Apr 1984)

F.1	DELIVERABLE(S) SCHEDULE

(a)	The Manufacturer shall deliver, within the time frames specified, the Items set forth below, to the Contractual Officer at the address shown in Section G.

Item No.	Description	No. of	Delivery Date
		Copies
1	Monthly Progress Report (Section C-Item C.6)	1	On or before the first work day of each month beginning the first full month after Subcontract award
2	Quarterly Progress Report (Section C-Item C.6)	1	On or before January 2, April 2, July 2, and October 2 of each year
3	Draft Security Plan (Section H-Item H-13)	2	30 Calendar Days After Award of the Subcontract
4	Final Security Plan (Section H-Item H-13)	2	10 Calendar Days After Receipt of Comments
5	Reports and Data	As required	As specified

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

(b)	The Manufacturer shall deliver, within the time frames specified, the Items set forth below.

No.	Description	Delivery Date
1	Vials of IND ACAM 2000 per Subcontract Item 0001A	As scheduled in accordance with provision H.5
2	Change-over per Subcontract Item 0001B	At the end of Item 0001A product campaign
3	Vials of IND ACAM 1000 and/or ACAM 2000 per Subcontract Item 0002	As scheduled in accordance with provision H.5
4	Change-over(s) per Subcontract Item 0003A and/or 0003B	At end of each Item 0002 product campaign(s)
5	Vials of IND Diluent to accompany ACAM 1000 vaccine per Subcontract Item 0004A	Concurrent with delivery of Item 0002 ACAM 1000 vaccine to which the diluent relates or, if no related vaccine, as mutually agreed between Buyer and Manufacturer prior to Issuance of the Delivery Order.
6	Vials of IND Diluent to accompany ACAM 2000 vaccine per Subcontract Item 0004B	Concurrent with delivery of Item 0002 ACAM 2000 vaccine to which the diluent relates
7	Vials of ACAM 1000 or 2000 per Subcontract Item 0005A	As agreed upon between Buyer and Manufacturer prior to Issuance of the Delivery Order.
8	Change-over(s) per Subcontract Item 0005B	At end of Item 0005A product campaign(s)
9	Vials of Diluent per Subcontract Item 0006	As agreed upon between Buyer and Manufacturer prior to Issuance of the Delivery Order.

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

F.2	PERIOD OF PERFORMANCE

(a)	The period of performance for this Subcontract will be from Subcontract Award until [****].

(b)	The period of performance for:

[ **** ]

(c)	The period of performance for Items 0001B, 0003A, and 0003B facility change-overs will not exceed 30 calendar days after completion of prior vaccine campaign fill with the last of such change overs being completed no later than [ **** ].

(d)	The period of performance for Items 0005A, 0005B, and 0006 will be negotiated with the Manufacturer prior to award of the delivery order(s).

(e)	The actual period of performance for delivery orders may extend beyond the Subcontract period of performance.

F.3	PLACE(S) OF PERFORMANCE

The Manufacturer shall perform the work under this Subcontract at the location specified below:

[ **** ]

F.4	SHIPPING/DELIVERY REQUIREMENTS

Acambis or its designee (as specified in the delivery order) will arrange for shipment of released product from CBL, with pick up from CBL’s loading dock at a mutually agreeable time.

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

Section G – Contract Administration Data

G.1	INVOICE/VOUCHER SUBMISSION

(1)	The Manufacturer shall submit an original and four (4) copies of contract invoices to the following address:

Acambis, Inc. (Attn: Accounts Payable) 38 Sidney Street Cambridge, MA. 02139

(2)	The Manufacturer shall include the following information with each invoice:

i.	Manufacturer’s Name & Address;

ii.	Manufacturer’s Tax Identification Number (TIN);

iii.	Subcontract and Purchase Order Number;

iv.	Invoice Number;

v.	Invoice Date;

vi.	Contract Line Item Number (per Section B) and Delivery Order Number Shown on each Delivery Order;

vii.	Quantity, including (if applicable) specifying the number of vials of vaccine and diluent actually filled and delivered;

viii.	Unit Price & Extended Amount for each line item, including the Fixed Price Billed based upon the actual number of vaccine and/or diluent vials filled and delivered;

ix.	Quantity of the General Safety and Microbial Limits Tests conducted in accordance with the Statement of Work (see Section B.2(c)) (if applicable);

x.	Total Amount of Invoice;

xi.	Name, title and telephone number of person to be notified in the event of a defective invoice;

xii.	Payment address, if different from the information in (2)i. Above;

xiii.	A copy of the Certificate of Conformance (See Section J, Attachment G) signed by the Manufacturer for each batch of vaccine and/or diluent tendered for acceptance or for change over of manufacturing facility; and

xiv.	If the invoice includes an amount due under Clauses H.3, H.4, or H.6 a description and a calculation for such amount.

(Any invoice submitted without required Certifications shall be considered defective and returned to Manufacturer without payment.)

(3)	Manufacturer may invoice twice monthly for delivered and accepted products and related services. For this purpose, products and related services are “delivered and accepted” if the Manufacturer has completed the certificate of analysis and the certificate of conformance and the filled vaccine and/or diluent vials are available for pick up by Buyer’s designee.

G.2	ISSUANCE OF DELIVERY ORDERS

(a)	Orders may be issued against Contract Line Items 0004A, 0004B, 0005A, 0005B and 0006 to fill and finish vaccine and/or diluent and Items 0003A, 0003B and 0005B to

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

change over the manufacturing facility at the price(s) set forth in the Subcontract Schedule (Section B).

(b)	Such orders shall be effective upon receipt by the Manufacturer and shall be issued either in writing or by electronic message to be confirmed in writing within five (5) business days of issuance. Each order shall contain the following information (as applicable):

(1)	The Delivery Order Number;

(2)	The Contract Line Item (0003A, 0003B, 0004A, 0004B, 0005A, 0005B, or 0006) against which the order is being placed;

(3)	The estimated quantity of bulk vaccine to be filled and finished or of diluent to be manufactured, filled and finished under the delivery order (if applicable)

(4)	If the order is for product under Item 0005A, the estimated date by which the bulk vaccine is expected to arrive at the Manufacturer’s facility for processing (Manufacturer shall promptly notify the Buyer if the materials fail to arrive by the date specified).

(5)	[ **** ]

(6)	Pick-up instructions for finished vaccine and/or diluent;

(7)	The label Manufacturer shall place on the bulk packages of vials of diluent and/or vaccine;

(8)	The estimated price for the order; and

(9)	The pick-up date for the finished vaccine and/or diluent.

(c)	The price(s) to be paid for any order of vaccine or diluent shall be based upon the actual quantity of vaccine or diluent filled and finished under each delivery order at the unit price(s) set forth in the Subcontract Schedule (Section B) on the date that the order was issued (date order was received by Manufacturer).

(d)	No order for fill and finish of vaccine or diluent later may be filled or finished later than 12 months after issuance of the order, unless the parties mutually agree in writing.

(e)	Guaranteed Minimum Quantities:

ITEMS 0003A and 0003B – There is no minimum guaranteed minimum quantity of facility change-overs that the Buyer will order. [ **** ].

ITEM 0004A – There is no guaranteed minimum quantity of diluent that the Buyer will order under Item 0004. [ **** ].

ITEM 0004B – The guaranteed minimum quantity of diluent to accompany IND ACAM 2000 vaccine is [ **** ].

ITEM 0005A – Quantities of vaccine that may be ordered under Item 0005A are dependent upon receipt of funded order(s) from the U.S. Government for licensed smallpox vaccine or commercial orders. The Buyer also anticipates that it may compete this Item 0005A requirement at the time order(s) are issued, in which event the Manufacturer will be given the opportunity to propose lower prices. There is no guaranteed minimum quantity of approved vaccinia vaccine that the Buyer will order to be filled, lyophilized, finished, and tested under this Item.

ITEM 0005B – The number of manufacturing facility change-overs that may be ordered under Item 0005B is dependent on the number of separate campaigns of filled product

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

the Buyer orders under Item 0005A. Buyer will order one (1) change over for each different product (e.g., ACAM 2000 or ACAM 1000) ordered under Item 0005A.

ITEM 0006 – The need for diluent under Item 0006 will be dependent upon receipt of funded order(s) for vaccine from the U.S. Government or commercial orders. The Buyer anticipates that it may compete (or perform in-house) this Item 0006 requirement at the time a requirement for Item 0006 diluent arises. There is no guaranteed minimum quantity of diluent that the Buyer will purchase under Item 0006.

(f)	Ordering Periods

(i)	Items 0003A and 0003B– [ **** ]

(ii)	Items 0004A and 0004B – [ **** ]

(ii)	Items 0005A and 0005B and 0006 – [ **** ] .

G.3	PROGRAM OFFICER

(a)	Performance of the work hereunder shall be subject to the technical directions of the designated Program Officers for this Subcontract. Such technical direction shall be issued between the individuals specified in subparagraph (e) below.

(b)	As used herein, technical directions are directions to the Manufacturer, which fill in details, suggests possible lines of inquiry, or otherwise completes the general scope of work set forth herein. These technical directions must be within the general scope of work, and may not alter the scope of work or cause changes of such a nature as to justify an adjustment in the stated Subcontract price/cost or period of performance, or any stated limitation thereof. In the event that the Manufacturer feels that full implementation of any of these directions may constitute a change to the Subcontract requirements or exceed the scope of the Subcontract, no action shall be taken and he or she shall notify the originator of the technical direction and the Contractual Officer in a letter separate of any required report(s). Such notification shall be given within two (2) weeks from the date on which the Manufacturer knew or should have known that the technical direction constituted a contract change or exceeded the scope of the Subcontract. If the Manufacturer fails to provide the required notification within the above two (2) week period, it shall be deemed for purposes of this Subcontract that the technical direction was not a change to contract requirements and that such direction was within the scope of the Manufacturer’s obligations. No technical direction, nor its fulfillment, shall alter or abrogate the rights and obligations fixed in this Subcontract.

(c)	The Buyer’s Program Officer is not authorized to change any of the terms and conditions of this Subcontract. Changes shall be made only by the Contractual Officer by properly written modification to the Subcontract.

(d)	Buyer may from time to time change the person designated as the Program Officer for this Subcontract by delivering a written notice of such change to Manufacturer.

(e)	The designated Program Officers for this project are:

[ **** ]

[ **** ]

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

G.4	CONTRACTUAL OFFICER

(a)	The Contractual Officer is the only individual who can legally commit the Buyer to the expenditure of funds. No person other than the Contractual Officer can make any changes to the terms, conditions, general provisions, or other stipulations of this Subcontract.

(b)	No information, other than that which may be contained in an authorized modification to this Subcontract, duly issued by the Contractual Officer, which may be received from any person employed by the Buyer, or otherwise, shall be considered grounds for deviation from any stipulation of this Subcontract.

(c)	Buyer may from time to time change the person designated as the Contractual Officer for this Subcontract by delivering a written notice of such change to Manufacturer.

(d)	The designated Contractual Officer for this Subcontract is:

[ **** ]

G.5	CONTRACT COMMUNICATIONS/CORRESPONDENCE

The Manufacturer shall identify all correspondence, reports, and other data pertinent to this Subcontract by imprinting thereon the Subcontract number from the cover page of this Subcontract.

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

G.6	GOVERNMENT CLAIMS AGAINST BUYER BASED UPON MANUFACTURER’S SUBMISSION OF DEFECTIVE COST OR PRICING DATA (MODIFICATIONS)

(a)	Manufacturer shall be liable to Buyer for any and all losses or liability that Buyer may incur to the Government as a result of Government claims based upon: 1) any of the Manufacturer’s cost or pricing data that was not accurate, current, and complete; including but not limited to any cost or pricing data which Manufacturer was required by Public Law (41 U.S.C. 254b) or the Federal Acquisition Regulation (FAR Subpart 15.4) to provide, but which Manufacturer failed to provide (defective cost or pricing data).

(b)	In the event the Government claims that any of the Manufacturer’s cost or pricing data was defective, Buyer agrees that it shall: 1) give Manufacturer the right to participate in any negotiations with the Government on such claims and 2) that the Buyer shall not settle such claims with the Government without the Manufacturer’s concurrence.

(c)	In the event that negotiations with the Government result in an impasse and the Government issues a Final Decision of the Contracting Officer against the Buyer on a Government claim as defined in paragraph (a) above, Buyer shall promptly furnish to the Manufacturer a copy of the Final Decision of the Contracting Officer. If the Manufacturer requests in writing within thirty (30) days of Manufacturer’s receipt of the Final Decision, permission to file an appeal from the Contracting Officer’s Final Decision, Buyer shall grant the Manufacturer permission to file such an appeal, in the name and with the consent of the Buyer, at Manufacturer’s expense. Nothing herein shall be construed, however, to create privity of contract between the Manufacturer and the Government or to allow the Manufacturer, as subcontractor, to pursue any contract claim directly against the Government.

G.7	BUYER’S OBLIGATION TO PAY

Buyer agrees to make payment within thirty (30) days of receipt of a properly submitted invoice or voucher.

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Section H – Special Contract Requirements

H.1	KEY PERSONNEL

The key personnel cited below are considered essential to the work being performed under the Subcontract. If these individuals leave the Manufacturer’s employ or are reassigned to other programs, the Manufacturer shall notify the Contractual Officer reasonably in advance and shall submit justification (including proposed substitutions) in sufficient detail to permit evaluation of the impact on the program. No diversion or replacement shall be made by the Manufacturer without the written consent of the Contractual Officer.

Personnel	Title
[ **** ]	[ **** ]
[ **** ]	[ **** ]

H.2	BUYER’S PROVISION OF BATCH RECORDS

Buyer will provide Manufacturer with a signed batch record at least one week in advance of a planned fill.

H.3	RESERVATION OF MANUFACTURING CAPACITY AND UNDERUTILIZATION FEES (ITEM 0001A — IND ACAM 2000 VACCINE)

(a)	Manufacturer shall reserve manufacturing capacity from [ **** ] to satisfy Buyer’s orders for services under Item 0001A.

(i)	Buyer will pay Manufacturer a “missed fill” underutilization fee of [ **** ] for the 6th missed fill and each missed fill thereafter. [ **** ].

(ii)	Buyer will pay Manufacturer a “partial fill” underutilization fee if Buyer provides insufficient bulk vaccine to enable the Manufacturer to fill and finish at least [ **** ] vials of ACAM 2000 [ **** ].

(b)	Manufacturer may invoice for the “missed fill” underutilization fee (paragraph (a)(i) above) immediately upon the occurrence of a missed fill. The Manufacturer may invoice for any “partial fill” underutilization fee (paragraph (a)(ii) above) upon completion of each additional fill required under paragraph (a)(ii) above to make-up underutilization due to partial fill(s).

H.4	RESERVATION OF MANUFACTURING CAPACITY, GUARANTEED PAYMENT, AND ADVANCE PAYMENTS (ITEM 0002 — IND ACAM 1000 VACCINE AND/OR IND ACAM 2000 VACCINE)

(a)	Reservation of Manufacturing Capacity. Manufacturer shall reserve manufacturing capacity from [ **** ] to provide the manufacturing capability required by Item 0002 and to perform change-over activities under Items 0003A and 0003B.

[ **** ]

[ **** ]

[ **** ]

[ **** ]

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H.5	PLANNED DATES FOR VACCINE FILL, LYOPHILIZATION, FINISH, AND CHANGEOVER

(a)	The anticipated dates for the fill, lyophilization, and finish of ACAM 2000 under Item 0001A are attached hereto at Section J, Attachment G. [ **** ]. The Manufacturer shall be notified of the planned Item 0002 schedules at least 45 days prior to initiation of the required campaign and such schedule shall be added to this Subcontract at Section J, Attachments H and I.

(b)	Buyer will provide Manufacturer notice of the actual planned date for shipment of bulk vaccine to Manufacturer and the actual vaccine fill date no later than ten (10) working days prior to that fill date. Manufacturer shall fill all bulk vaccine as soon as reasonably practicable based on a fill schedule of two completed fills per week.

(c)	Buyer will provide Manufacturer at least 20 days notice prior to the initiation of any change-over under Items 0001B, 0003A, 0003B, and/or 0005B.

H.6	VALIDATION OF CONSISTENCY OF MANUFACTURE

Manufacturer shall demonstrate consistency of its fill, finish and lyopholization process by manufacturing three (3) consecutive conformance lots of ACAM 2000 vaccine that conform to subcontract requirements. [ **** ].

H.7	PROHIBITION ON THE USE OF APPROPRIATED FUNDS FOR LOBBYING ACTIVITIES

The Manufacturer is hereby notified of the restrictions on the use of Department of Health and Human Service’s funding for lobbying of Federal, State and Local legislative bodies.

Section 1352 of Title 10, United Stated Code (Public Law 101-121, effective 12/23/89), among other things, prohibits a recipient (and their subcontractors) of a Federal contract, grant, loan, or cooperative agreement from using appropriated funds (other than profits from a federal contract) to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with any of the following covered Federal actions; the awarding of any Federal contract; the making of any Federal grant; the making of any Federal loan; the entering into of any cooperative agreement; or the modification of any Federal contract, grant, loan, or cooperative agreement. For additional information on prohibitions against lobbying activities, see FAR Subpart 3.8 and FAR Clause 52.203-12.

In addition, the current Department of Health and Human Services Appropriations Act provides that no part of any appropriation contained in this Act shall be used, other than for normal and recognized executive-legislative relationships, for publicity or propaganda purposes, for the preparation, distribution, or use of any kit, pamphlet, booklet, publication, radio, television, or video presentation designed to support, or defeat legislation pending before the Congress, or any State or Local legislature except in presentation to the Congress, or any State or Local legislative body itself.

The current Department of Health and Human Services Appropriations Act also provides that no part of any appropriation contained in this Act shall be used to pay the salary or expenses of any contract or grant recipient, or agent acting for such recipient, related to any activity designed to influence legislation or appropriations pending before the Congress, or any State or Local legislature.

H.8	SMOKE FREE ENVIRONMENT

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

In compliance with Department of Health and Human Services (DHHS) regulations, all Manufacturer personnel performing work within CDC/ATSDR facilities shall observe the CDC/ATSDR smoke-free working environment policy at all times. This policy prohibits smoking in all CDC/ATSDR buildings and in front of buildings that are open to the public. This policy is also applicable to Manufacturer personnel who do not work full-time within CDC/ATSDR facilities, but are attending meetings within CDC/ATSDR facilities.

H.9	REPRESENTATIONS, CERTIFICATIONS AND OTHER STATEMENTS OF OFFERORS

The Representations, Certifications and Other Statements of Offerors submitted by Manufacturer are hereby incorporated by reference, with the same force and effect as if they were given in full text.(See Section J, Attachment E)

H.10	LABORATORY LICENSE REQUIREMENTS

The Manufacturer shall comply with all applicable FDA requirements of Section 353 of the Public Health Services Act (Clinical Laboratory Improvement Act as amended) and the Current Good Manufacturing Practice Regulations (cGMP). This requirement and any applicable current Good Laboratory Practice (cGLP) shall also be included in any subcontract for manufacturing and laboratory services under this Subcontract. This requirement shall also be included in any Subcontract for services under this Subcontract.

H.11	MANUFACTURING STANDARDS

(a)	The Current Good Manufacturing Practice Regulations (cGMP) (21 CFR Parts 210-211 or successor regulations) will be the standard to be applied for manufacturing, processing and packing of vaccine and diluent under this Subcontract.

(b)	Manufacturer shall promptly inform the Buyer of any FDA citation of a deviation from cGMP relating to the facilities or processes related to performance of this Subcontract. If at any time during the life of the Subcontract, the items listed under this Subcontract fail to meet cGMP and/or Manufacturer fails to timely remedy a negative Food and Drug Administration Quality Assurance Evaluation to the satisfaction of the FDA, such failure shall be deemed to be a breach of a material contract requirement and shall be grounds for default termination.

(c)	If at any time during the life of the Subcontract, the Manufacturer fails to comply with cGMP in the manufacturing, processing and packaging of this vaccine and such failure results in a material adverse effect on the safety, purity or potency of this vaccine (a material failure) as identified by the Center for Biologics Evaluation and Research of the Food and Drug Administration, the Manufacturer shall have thirty (30) calendar days from the time such material failure is identified to cure such material failure. If the Manufacturer fails to take such an action within the thirty (30) calendar day period, then the Subcontract may be terminated.

H.12	INSURED LOSSES

This Subcontract procures services to manufacture smallpox vaccine for use by the Government. If the vaccine becomes damaged or destroyed during contract performance and the Manufacturer receives monies as part of any insurance coverage, the Buyer shall be entitled to receive a pro-rata share of any recovered monies.

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H.13	DISSEMINATION OF INFORMATION

No information related to, obtained, or generated under this Subcontract shall be released or publicized without prior written consent of the Contractual Officer.

H.14	SECURITY REQUIREMENTS

(a)	Security Plan Requirement

The Manufacturer shall develop and submit a written Security Plan to the Contractual Officer and Program Officer within 30 calendar days after award of the Subcontract. The Security Plan shall describe the procedures to be utilized to control the general internal operations of the firm and a description of Manufacturer’s facility(ies) in which the work will be performed—including any subcontractors. [ **** ].

[ **** ]

This security plan shall also include the Manufacturer’s plans for conducting background investigations on all employees and subcontractors who will have access to any activity undertaken by the Manufacturer that relates to this Subcontract. The Buyer will review the plan and submit comments to the Manufacturer. The Manufacturer shall revise the Security Plan, if required, and submit a final Security Plan to the Buyer with ten (10) working days after receipt of the comments.

Performance of work under this Subcontract shall be in accordance with the Manufacturer’s approved written Security Plan.

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(b)	Contract Closeout

Upon completion of the work of this Subcontract, including delivery of all required deliverables:

(1)	the Manufacturer shall submit to the Contractual Officer a statement certifying that all non-public data and information created by the Manufacturer or made available to the Manufacturer during the performance of this Subcontract has been purged from all storage components of its facilities, including computer system backup tapes, and that no source document or output has been retained by the Manufacturer, or,

(2)	if documentation is required to be maintained by the Manufacturer by law or regulation, or immediate purging is not possible, the Manufacturer shall submit a list of all such material in its control, along with the names of those with access to the material, whether access is electronic via an individual account or group account, or is physical, and shall certify that such material remaining in its control, including system backup tapes, will be safeguarded to prevent any unauthorized use or disclosure.

H.15	DELIVERY ORDER AUTHORITY

The Contractual Officer or any individual so designated by the Contractual Officer shall be the only Buyer’s officials authorized to place delivery orders under this Subcontract. The Manufacturer shall not accept any delivery order or verbal request from other Buyer personnel.

H.16	CONFIDENTIALITY OF PROPRIETARY AND OTHER INFORMATION

(a)	Each party agrees that, during the term of this Subcontract and for a period of ten (10) years following its termination or completion, it shall (1) use any Proprietary Information disclosed to it only for the purpose of performance under this Subcontract and any follow-on subcontract as may be awarded by Acambis Inc. to the Manufacturer, (2) not disclose Proprietary Information to any third party, or to any employee who does not have a need-to-know such information, and (3) employ the same standard of care it uses to protect its own Proprietary Information. To be considered “Proprietary Information” under this clause, the information must be (a) disclosed in written or tangible form and appropriately marked as proprietary, or (b) if disclosed orally or visually, clearly identified as proprietary at the time of disclosure. Information shall not be deemed to be proprietary if such information is already known without restriction to a receiving party; or is rightfully received without restriction by the receiving party from a third party having the right to disclose the information; or becomes publicly available through no wrongful act of the receiving party; or is hereafter furnished by the disclosing party without a similar restriction on disclosure; or is independently developed by the receiving parity without breach of this agreement. The receiving party shall not be liable for inadvertent disclosure or use of the information received hereunder if, upon discovery of such, it shall take reasonable steps to prevent any further inadvertent disclosure or unauthorized use. The receiving party may make disclosures to the Government as required under the prime contract. The receiving party may make disclosures required by operation of law, provided that the receiving party shall give the disclosing party reasonable advance notice to provide the disclosing party an opportunity to contest the requirement of disclosure. No license is either granted or implied by the conveyance of Proprietary Information by either party.

(b)	Additionally, Manufacturer shall obtain a Confidentiality Agreement (See Section J, Item B) from each employee involved in the performance of this subcontract prior to the employee’s performing any task hereunder. Copies of such agreements shall be maintained in the Manufacturer’s

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

company records and shall be available for Government or Buyer inspection upon request at Manufacturer’s facility.

H.17	GOVERNMENT PROPERTY

Manufacturer shall be responsible for the control and accountable record keeping for all Government Property under this subcontract in accordance with FAR Subpart 45.5 as supplemented by HHS Publication (OS) 74.115 entitled “Contractor’s Guide for Control of Government Property,” a copy of which will be provided upon request. Similar controls and record keeping procedures shall be used for any Buyer-furnished equipment as well.

The Chief of Material Management Branch, PGO, Centers for Disease Control and Prevention (CDC), is the Government’s Property Administrator for government property accountable under this contract. The subcontract Program Officer (or his duly authorized representative) shall be the Buyer’s Property Administrator for any Government or Buyer-furnished property under this subcontract. The Manufacturer agrees to furnish information regarding the Government property (or any Buyer-furnished property) under this contract to the respective Property Administrator, an authorized representative, or a duly designated successor(s). Any inquiry from or information proposed to be furnished to the Government Property Administrator shall be promptly reported to Buyer’s Property Administrator before furnishing information to the Government representative.

The following Government property shall be furnished to the Manufacturer under this Subcontract. Such items shall be marked as U.S. Government Property, with the Subcontract # 200-2002-00012 (CBL), the Prime Contract #200-2000-00001 (Acambis Inc, Prime Contractor) (if not already so marked when received) and shall be managed and administered while in Subcontractor’s possession in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2:

[ **** ]

The Manufacturer shall not be responsible for any loss, damage, or destruction of the above Government property (hereafter referred to as “loss”), except to the extent that such loss:

(1)	has been insured by the Manufacturer, in which case, provision H.I2 shall apply, or

(2)	such loss was the result of Manufacturer’s negligence or failure to store or manufacture such vaccine in accordance with Good Manufacturing Practices (GMP) and the applicable batch records and subcontract requirements.

H.18	INDEMNIFICATION (U.S. GOVERNMENT SALES OF ACAM 1000)

The Buyer shall indemnify, defend, and hold harmless the Manufacturer from any product liability claims and associated cost resulting from acts, omissions, and mishandling of Item 0002 or 0005A ACAM 1000 vaccine sold to the U.S. Government other than matters under the Manufacturer’s direct control and responsibility. With respect to claims, losses, and liabilities for personal injury or physical property damage that arise under Item 0002 or 0005A ACAM 1000 vaccine sold to the U.S. Government, Manufacturer agrees to indemnify and hold Buyer harmless, except to the extent that such claims, liabilities or losses shall arise out of Buyer’s own negligence or the negligence of Buyer’s employees, agents or subcontractors other than Manufacturer. In no event shall either party be liable to the other, as a result of the performance of this contract for any loss of profits or any incidental, special, exemplary or consequential damages.

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H.19	INDEMNIFICATION (U.S. GOVERNMENT SALES OF ACAM 1000 AND ACAM 2000)

(a)  Contractor shall request the U.S. Government to indemnify the Subcontractors from certain unusually hazardous risks associated with the manufacture, kitting and [ **** ] of the Items 0001A, 0002, and 0005A vaccine sold to the U.S. Government, as described in the following provision:

Indemnification Under Public Law 85-804 (Applicable to Vaccine Sold to the U.S. Government via Subcontracts under Prime Contracts 200-2000-00001 and 200-2002-00004)

(a)	“Subcontractor’s principal officials,” as used in this clause, means directors, officers, managers, superintendents, or other representatives supervising or directing—

(1)	All or substantially all of the Subcontractor’s business;

(2)	All or substantially all of the Subcontractor’s operations at any one plant or separate location in which this subcontract is being performed; or

(3)	A separate and complete major industrial operation in connection with the performance of this subcontract.

(b)	Under Public Law 85-804 (50 U.S.C. 1431-1435) and Executive Order 10789, as amended, and regardless of any other provision of this subcontract, the Government shall, subject to the limitations contained in the other paragraphs of this clause, indemnify the subcontractor against—

(1)	Claims (including reasonable expenses of litigation or settlement) by third persons (including the Contractor and employees of the Contractor or Subcontractors) for death; personal injury; or loss of, damage to, or loss of use of property;

(2)	Loss of, damage to, or loss of use of Contractor property, excluding loss of profit;

(3)	Loss of, damage to, or loss of use of Subcontractor property, excluding loss of profit; and

(4)	Loss of, damage to, or loss of use of Government property, excluding loss of profit.

(5)	Litigation, arbitration, or alternative dispute resolution-related expenses if Subcontractor is required by the Government or the Contractor, as a condition of indemnification, to sue insurance carriers that decline to compensate for claims for losses related to this Subcontract.

(c)	This indemnification applies only to the extent that the claim, loss, or damage:

(1)	Arises out of or results from risks defined below as “unusually hazardous” and

(2)	Is not compensated for by insurance or otherwise.

Any such claim, loss, or damage, to the extent that it is within the deductible amounts of the Subcontractor’s insurance, is not covered under this clause. If insurance coverage or other financial protection in effect on the date (Enter Date: ) the Government approving official authorized the use of this clause is reduced, the Government’s liability under this clause shall not increase as a result.

(d)	The following risks are defined to be “unusually hazardous” for the purposes of this indemnification agreement:

(1)	Alleged adverse reactions in humans resulting from administration of vaccine, vaccine placebos, or other materials used in the development of the vaccine incident to contract performance; or resulting from the administration of vaccine delivered or otherwise furnished under the contract, irrespective of whether such vaccine was furnished, delivered, or administered to humans prior to or after FDA licensure, and

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

(2)	The alleged release of toxic materials (including infectious agents) into the environment that is alleged to have resulted in environmental damage or human exposure to such toxic materials that were involved in the development, testing, manufacture, [ **** ], transportation, or disposal of vaccine under the contract.

(3)	“Adverse reactions” include anaphylaxis and any other adverse reactions, whether foreseeable or not, including, but not limited to:

i.	Adverse reactions resulting from the administration of the vaccine, vaccine placebo, or other materials involved in the development of the vaccine, including challenge materials,

ii.	The failure of the vaccine to function as intended or to fail to confer immunity,

iii.	Side effects or performance of the vaccine in a manner not intended, and

iv.	Reactions that may be manifested long after exposure to the vaccine, vaccine placebo, or other materials associated with the development or manufacture of the vaccine (including challenge materials), which reactions are directly attributable to or result from the administration of such vaccine, vaccine placebo, or other materials.

(4)	“Acts of Terrorism,” meaning any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional.

(e)	When the claim, loss, or damage is caused by the willful misconduct or lack of good faith on the part of any of the Subcontractor’s principal officials, the Subcontractor shall not be indemnified for—

(1)	Government claims against the Subcontractor (other than those arising through subrogation); or

(2)	Loss or damage affecting the Subcontractor’s property.

(f)	Neither the Government nor the Contractor shall be liable to the Subcontractor under this or any other subcontract provision for any liability arising from Subcontractor’s indemnification of any subcontractor at a lower tier unless such lower-tier indemnification provisions have been approved in writing by both the Government and the Contractor.

(g)	The rights and obligations of the parties under this clause shall survive the subcontract’s termination, expiration, or completion. No payments shall be required to be made under this clause unless the agency head determines that the amount is just and reasonable. The Government shall pay the Subcontractor directly for any amounts payable hereunder; or may directly pay the parties to whom the Subcontractor is alleged to be or found liable.

(h)	The Subcontractors shall—

(1)	Promptly notify the Prime Contractor and the Government Contracting Officer of any claim or action against, or any loss by, the Subcontractor that may be reasonably expected to involve indemnification under this clause;

(2)	Immediately furnish to the Government and Prime Contractor copies of all pertinent papers the Subcontractor receives;

(3)	Furnish evidence or proof of any claim, loss, or damage covered by this clause in the manner and form the Government requires; and

(4)	Comply with the Government’s directions and execute any authorizations required in connection with settlement or defense of claims or actions.

(i)	The Government may direct, control, or assist in settling or defending any claim or action that may involve indemnification under this clause.

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

(j)	Notwithstanding any other provision of this Subcontract: (1) no settlement shall be executed involving sums to be paid by Subcontractors (e.g., deductible amounts on Subcontractor’s insurance policies) unless Subcontractors consent to the settlement; and (2) Subcontractor shall not be required to take any action in violation of any existing insurance policy.

(b)  [ **** ]. If and when the U.S. Government approves indemnification of the Subcontractors, the above provision, as revised to the extent required by the U.S. Government, shall be incorporated into this subcontract.

H.20	SOLICITATION OF EMPLOYEES

Each of the parties agrees that, during the term of this Subcontract and for a period of one (1) year thereafter, it will not directly solicit or recruit the employees of the other party associated with the performance of this Subcontract. Nothing herein shall preclude any employee of either party from pursuing and securing employment opportunities with the other party on such employee’s own initiation.

H.21	ASSIGNMENT OF CLAIMS

Assignment of this Subcontract, or any interest therein, or any payment due or to become due thereunder, without the prior written consent of Buyer shall be void. Should Buyer approve any assignment thereof, in no event shall any copy of any part or all of this Subcontract which is marked “Top Secret”, “Secret,” “Confidential”, or “Proprietary Information” be furnished to any assignee of any claim arising under this Subcontract, or to any person not entitled to receive the same, without prior written consent of Buyer.

H.22	WAIVER OF BREACH

No waiver of a breach of any provision of this Subcontract shall constitute a waiver of any other breach of such provision. Failure of either party to enforce at any time, or from time to time, any provision of this Subcontract shall not be construed as a waiver thereof. The remedies herein shall be cumulative and additional to any other remedies in law and in equity.

H.23	COMPLIANCE WITH LAWS

Manufacturer agrees to comply with all applicable federal, state and municipal laws and ordinances and all rules and regulations thereunder, and all provisions required thereby to be included herein are hereby incorporated by reference.

H.24	INDEPENDENT CONTRACTOR

It is understood and agreed that Manufacturer shall be deemed to be an independent contractor in all its operations and activities hereunder; that the employees furnished by Manufacturer to perform work hereunder shall be deemed to be Manufacturer’s employees exclusively, without any relation to Buyer as employees of an independent contractor; that said employees shall be paid by Manufacturer for all services in this connection, and that Manufacturer shall be responsible for all obligations and reports covering social security, unemployment insurance, workers’ compensation, income tax, and other reports and deductions required by state or federal law.

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H.25	CLAUSE MODIFICATION REQUIRED BY BUYER’S CUSTOMER

Manufacturer agrees to incorporate into this Subcontract any revised clause or additional clause as Buyer may reasonably deem necessary to enable Buyer to comply with the provisions of the prime contract with the Government and any modifications thereto. If such revised clause or additional clause causes any increase or decrease in the cost of or time required for performance of the contract work, an equitable adjustment shall be made in accordance with the Changes clause hereof.

H.26	DEFAULT FOR INSOLVENCY

Buyer may terminate forthwith this contract for default in the event of the occurrence of any of the following: (i) insolvency of the Manufacturer (Manufacturer shall be deemed to be insolvent if it has ceased to pay its debts in the ordinary course of business or cannot pay its debts as they become due, whether it has filed for bankruptcy or not and whether insolvent within the meaning of the Federal Bankruptcy Code or not); (ii) the filing of a voluntary petition to have Manufacturer declared bankrupt; (iii) the appointment of a receiver or trustee for Manufacturer; or (iv) the execution by Manufacturer of an assignment for the benefit of creditors.

H.27	DISPUTES

Any dispute arising under, out of, or in connection with this Subcontract, that is not resolved by agreement of the parties, may be resolved by alternative dispute resolution procedures as may be agreed to by the parties or by appropriate legal proceedings. Such legal proceedings between the parties shall be brought and jurisdiction and venue shall be proper only in the Federal District Court for the District of Massachusetts or, if jurisdiction is lacking, the Courts of the Commonwealth of Massachusetts. Pending any decision, appeal, or judgment, or the settlement of any such dispute, Manufacturer shall proceed diligently with the performance of the work under this Subcontract (except to the extent that Buyer has cancelled or terminated the contract work).

H.28	GOVERNING LAW

The validity, construction, scope and performance of this Subcontract, including any attachments and modifications hereto, and all disputes related thereto, shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its “Choice of Law” provisions; except that with respect to any provisions hereof which are governed by the laws of United States of America, said laws of the United States shall apply, and with respect to any provisions “flowed down” from the Prime Contracts or based upon FAR clauses, such provisions shall be interpreted and governed by that body of federal procurement law interpreting such provisions.

H.29	VALIDITY OF INDIVIDUAL PROVISION

The invalidity, in whole or in part, of any provision of this Subcontract shall not void or otherwise affect the validity of any other provision.

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Section I – Contract Clauses

Section I – 1 – Clauses Incorporated By Reference

     52.252-2 CLAUSES INCORPORATED BY REFERENCE (FEB 1998)

The Federal Acquisition Regulation (FAR) and Health And Human Services Supplemental Acquisition Regulation (HHSAR) clauses identified herein below are hereby incorporated into this Subcontract by reference with full force and effect. The additional HHSAR clauses augment and supplement the FAR clauses, taking precedence thereover to any extent inconsistent therewith.

All such clauses, as well as any other FAR or HHSAR clauses referred to elsewhere in this Subcontract, shall with respect to the rights, duties, and obligations of the Buyer and the Manufacturer thereunder, be interpreted and construed in such manner as to recognize and give effect to (i) the contractual relationship between the Buyer and Manufacturer under this Subcontract and (ii) the rights of the Government with respect thereto under the prime contract from which such clauses are derived. Where rights, duties and obligations are expressed herein as applying to the “Government” the “United States,” or the “Contracting Officer”, they shall generally apply by reason of the flow down to the “Buyer”; and where expressed herein as applying to the “Contractor”, they shall generally apply by reason of the flow down to the “Manufacturer”. However, the terms “Government” or “Contracting Officer” do not change (i) in the phrases “Government Property”; “Government-Owned Property,” “Government Equipment” or “Government-Owned Equipment”; (ii) when a right, act, authorization or obligation can only be exercised by the Government or the Contracting Officer under the prime contract or his duly authorized representative, (iii) when title to property is to be transferred directly to the Government, (iv) where specifically noted below, and (v) in FAR 52.227-1 and 52.227-2.

FAR SOURCE	TITLE AND DATE
52.215-21	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data – Modifications (Oct 1997) Alternate I (Oct 1997)
52.227-1	Authorization and Consent (Jul 1995) Alternate I (Apr 1984)
52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (Aug 1996)
52.227-14	Rights in Data—General (Jun 1987), Alternate I (Jun 1987)
52.227-16	Additional Data Requirements (Jun 1987)
52.232-1	Payments (Apr 1984)
52.232-17	Interest (Jun 1996)
52.232-23	Assignment of Claims (Jan 1986)
52.242-13	Bankruptcy (Jul 1995)
52.243-1	Changes-Fixed Price (Aug 1987) (Alt V)(Apr 1984)
52.245-2	Government Property (Fixed Price Contracts) (Dec 1989)

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HHSAR SOURCE	TITLE AND DATE
352.224-70	Confidentiality of Information (Apr 1984)
352.232-9	Withholding of Contract Payment (Apr 1984)

Section I – 2 – Clauses Incorporated In Full Text

I.2	FAR 52.216-18 ORDERING (OCT 1995) (MODIFICATION) (Items 0003A, 0003B, 0004A, 0004B, 0005A, 0005B, and 0006)

(a)	Any supplies and services to be furnished under this Subcontract shall be ordered by issuance of delivery orders or task orders by the individuals or activities designated in the Schedule. Such orders may be issued from the date of award through the expiration date of the contract.

(b)	All delivery orders or task orders are subject to the terms and conditions of this contract. In the event of conflict between a delivery order or a task order and this Subcontract, this Subcontract shall control.

(c)	Deleted.

I.3	FAR 52.216-19 ORDER LIMITATIONS (OCT 1995) (MODIFICATION) (Items 0003A, 0003B, 0004A, 0004B, 0005A, 0005B, and 0006)

(a)	Minimum Orders.

(1)	When the Buyer requires supplies or services covered under Subcontract Items 0004A or 0004B of this Contract in an amount less than the manufacture, fill and finish of 90,000 vials of diluent, the Manufacturer is not obligated to furnish those supplies and related services under the contract.

(2)	When the Buyer requires supplies or services covered by Subcontract Item 0005A of this Contract in an amount less than the fill and finish of [ **** ] vials of vaccine, the Manufacturer is not obligated to furnish those supplies and related services under the contract.

(3)	When the Buyer requires supplies or services covered by Subcontract Item 0006 of this Contract in an amount less than the manufacture, fill and finish of [ **** ] vials of diluent, the Manufacturer is not obligated to furnish those supplies and related services under the contract.

(b)	Maximum Orders.

(1)	Subcontract Items 0004A and 0004B have no maximum order quantity.

(2)	For Subcontract Item 0005A, the Manufacturer is not obligated to honor any single order in excess of [ **** ] vials of vaccine.

(3)	For Subcontract Item 0006, the Manufacturer is not obligated to honor any single order in excess of [ **** ] vials of diluent.

(c)	Items 0003A, 0003B, and 0005B have no minimum or maximum order quantity.

ACAMBIS CONFIDENTIAL – PROPRIETARY INFORMATION

(d)	Notwithstanding paragraph (b) of this section, the Manufacturer shall honor any order exceeding the maximum order limitations in paragraph (b), unless that order (or orders) is returned to the ordering office within five (5) working days after issuance, with written notice stating the Manufacturer’s intent not to fill and finish the item (or items) called for and the reasons.

I.4	FAR 52.216-22 INDEFINITE QUANTITY (OCT 1995) (Modification) (Items 0003A, 0003B, 0004A, 0004B, 0005A, 0005B, and 0006)

(a)	This is an indefinite-quantity contract for the supplies or services specified, and effective for the period stated, in the Schedule. The quantities of supplies and services specified in the Schedule are estimates only and are not purchased by this contract.

(b)	Delivery or performance shall be made only as authorized by orders issued in accordance with the Ordering clause. The Manufacturer shall furnish to the Buyer, when and if ordered, the supplies or services specified in the Schedule up to and including the quantity designated in the Schedule as the “maximum.” The Buyer shall order at least the quantity of supplies or services designated in the Schedule as the “minimum.”

(c)	Except for any limitations on quantities in the Order Limitations clause or in the Schedule, there is no limit on the number of orders that may be issued. The Buyer may issue orders requiring delivery to multiple destinations or performance at multiple locations.

(d)	Any order issued during the effective period of this contract and not completed within that period shall be completed by the Manufacturer within the time specified in the order. The contract shall govern the Manufacturer’s and Buyer’s rights and obligations with respect to that order to the same extent as if the order were completed during the contract’s effective period.

I.5	FAR 52.244-6 SUBCONTRACTS FOR COMMERCIAL ITEMS AND COMMERCIAL COMPONENTS (OCT 1998)

(a)	Definitions.

“Commercial item”, as used in this clause, has the meaning contained in the clause at 52.202-1, Definitions.

“Subcontract”, as used in this clause, includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

(b)	To the maximum extent practicable, the Manufacturer shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or nondevelopmental items as components of items to be supplied under this contract.

(c)	Notwithstanding any other clause of this contract, the Manufacturer is not required to include any FAR provision or clause, other than those listed below to the extent they are applicable and as may be required to establish the reasonableness of prices under Part 15, in a subcontract at any tier for commercial items or commercial components:

(1)	52.222-26, Equal Opportunity (E.O. 11246);

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(2)	52.222-35, Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (38 U.S.C. 4212(a));

(3)	52.222-36, Affirmative Action for Workers with Disabilities (29 U.S.C. 793); and

(4)	52.247-64, Preference for Privately-Owned U.S.-Flagged Commercial Vessels (46 U.S.C. 1241)(flow down not required for subcontracts awarded beginning May 1, 1996).

(d)	The Manufacturer shall include the terms of this clause, including this paragraph (d), in subcontracts awarded under this contract.

I.6	DEFAULT (FIXED PRICE)

(a)(1)	The Buyer may, subject to paragraphs (c) and (d) of this clause, by written notice of default to the Manufacturer, terminate this Subcontract in whole or in part if the Manufacturer fails to –

(i)	Deliver the supplies or to perform the services within the time specified in this Subcontract or any extension

(ii)	Make progress, so as to endanger performance of this Subcontract (but see subparagraph (a)(2) of this clause); or

(iii)	Perform any of the other provisions of this Subcontract (but see subparagraph (a)(2) of this clause).

(2)	The Buyer’s right to terminate this Subcontract under subdivisions (a)(1)(ii) and (1)(iii) of this clause, may be exercised if the Manufacturer does not cure such failure within 10 days (or more if authorized in writing by the Contractual Officer) after receipt of the notice from the Contractual Officer specifying the failure. The failure of Buyer to issue such notice to the Manufacturer, or to give the Manufacturer at least 10 days within which to cure its failure to perform under subdivisions (a)(1)(ii) or (1)(iii), shall not be a basis to invalidate a default termination if, in fact, the Manufacturer was either failing to make progress so as to endanger performance or was in breach of a material contract requirement.

(b)	If the Buyer terminates this Subcontract in whole or in part, it may acquire, under the terms and in the manner the Contractual Officer considers appropriate, supplies or services similar to those terminated, and the Manufacturer will be liable to the Buyer for any excess costs for those supplies or services. However, the Manufacturer shall continue the work not terminated.

(c)	Except for defaults of subcontractors at any tier, the Manufacturer shall not be liable for any excess costs if the failure to perform the Subcontract arises from causes beyond the control and without the fault or negligence of the Manufacturer. Examples of such causes include (1) acts of God or of the public enemy, (2) acts of the Government in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics, (6) quarantine restrictions, (7) strikes, (8) freight embargoes, and (9) unusually severe weather. In each instance the failure to perform must be beyond the control and without the fault or negligence of the Manufacturer.

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(d)	If the failure to perform is caused by the default of a subcontractor at any tier, and if the cause of the default is beyond the control of both the Manufacturer and subcontractor, and without the fault or negligence of either, the Manufacturer shall not be liable for any excess costs for failure to perform, unless the subcontracted supplies or services were obtainable from other sources in sufficient time for the Manufacturer to meet the required delivery schedule.

(e)	If this Subcontract is terminated for default, the Buyer may require the Manufacturer to transfer title and deliver to the Buyer or to the Government, as directed by the Contractual Officer, any (1) completed supplies, and (2) partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (collectively referred to as “manufacturing materials” in this clause) that the Manufacturer has specifically produced or acquired for the terminated portion of this Subcontract. Upon direction of the Contractual Officer, the Manufacturer shall also protect and preserve property in its possession in which the Buyer or the Government has an interest.

(f)	The Buyer shall pay contract price for completed supplies delivered and accepted. The Manufacturer and Contractual Officer shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. The Buyer may withhold from these amounts any sum the Contractual Officer determines to be necessary to protect the Buyer against loss because of outstanding liens or claims of former lien holders.

(g)	If, after termination, it is determined that the Manufacturer was not in default, or that the default was excusable, the rights and obligations of the parties shall be the same as if the termination had been issued for the convenience of the Buyer.

(h)	The rights and remedies of the Buyer in this clause are in addition to any other rights and remedies provided by law or under this Subcontract. Additionally, if the Buyer elects to waive its right to terminate the Manufacturer for default under paragraph (a)(1)(i) or (iii) by accepting late deliveries or nonconforming performance, the Buyer shall retain the right to recover any damages allowed by law resulting from the Manufacturer’s breach of its Subcontract obligations.

Section J – List of Attachments

A	Vaccine and Diluent Statements of Work & Schedule A, Agreement of Technical Responsibility

B	Confidentiality Agreement

C	CBL Security Plan (when submitted and approved after award)

D	Chesapeake Biological Laboratories Inc’s Representations, Certifications and Other Statements of Offerors

E	Acambis Delivery Order (See Section G.1)

F	Certificate of Conformance (See Section G.1)

G	Planned Vaccine Schedule — US Government IND ACAM 2000 (Item 0001A)

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H	Planned Vaccine Schedule – Commercial IND ACAM 2000 (Item 0002) [Buyer shall set the schedule of exact fill dates after contract award]

I	Planned Vaccine Schedule – US Government IND ACAM 1000 (Item 0002) [Buyer shall set the schedule of exact fill dates after contract award]